EXECUTION COPY

                          AMENDMENT NO. 2 TO AGREEMENT

            Reference is made to the Agreement made the 7th day of February, 2006, as amended by Amendment No. 1 to the Agreement made as of the 15th day of September, 2006 (the "Agreement"), by and among Sandell Asset Management Corp. ("Sandell"), 40 West 57th Street, New York, NY 10019, and Trian Fund Management, L.P. ("Trian"), 280 Park Avenue, 41st Floor, New York, NY 10017, with respect to
H. J. Heinz Company, a Pennsylvania corporation. The parties hereto desire to amend the Agreement pursuant to this Amendment No. 2, made as of the 1st day of December, 2006 (this "Amendment"). Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Agreement.

            The parties hereto agree as follows:

1.  AMENDMENTS.
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     (a)  The following Section 7 is hereby added to the Agreement:

     "7.  RIGHT OF FIRST OFFER/REFUSAL.

          (a) In the event that, on or after the date hereof, in the case of the One-Third Stake, and on or after the 2007 Date, in the case of any Securities beneficially owned by the Sandell Funds as of the 2007 Date (as applicable, the "Subject Securities"), Sandell decides to sell or otherwise dispose of ("Transfer") all or any of the Subject Securities, Sandell shall promptly so notify Trian in writing (the "Offer Notice"), including therein the number of Subject Securities proposed to be Transferred. If Sandell has received a bona fide third party offer (an "Offer") to purchase the Subject Securities and is proposing to Transfer the Subject Securities pursuant to such Offer, the terms and conditions of such Offer, including price per share (the "Offer Price"), shall be set forth in the Offer Notice. In the case where no Offer exists, the Offer Notice shall state the closing price per share on the day the Offer Notice is delivered (the "Market Price"). The Offer Notice shall be delivered on any business day not later than 4:30 p.m., New York City time. Trian shall have until noon, New York City time, on the business day following the day the Offer Notice is delivered to deliver to Sandell written notice (the "Exercise Notice") of exercise of its right to purchase, through the Trian Funds, all or a portion of the Subject Securities described in the Offer Notice.


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          (b)  If Trian shall have timely delivered to Sandell an Exercise
               Notice with respect to all or a portion of the Subject Securities, then Trian and Sandell shall, within three business days after delivery of the Exercise Notice, consummate the transaction with respect to such Subject Securities at a price per share equal to (i) in the case where an Offer exists, the Offer Price, or (ii) in the case where no Offer exists, the Market Price.

          (c) Notwithstanding the foregoing, if Trian or any of the Trian Funds are restricted from purchasing all or a portion of the Subject Securities identified in the Exercise Notice ("Restricted Securities") due to regulatory restrictions, Trian shall identify such restrictions in the Exercise Notice and the parties agree to execute a purchase agreement with respect to such Restricted Securities within three business days after delivery of the Exercise Notice (such date of execution, the "Signing Date"). The purchase price per share shall be determined in accordance with
               Section 7(b) above and the only condition to Trian's obligation to purchase such Restricted Securities shall be obtaining the necessary regulatory approval. Trian will seek to obtain such approval, including making all necessary filings and taking any other required actions in connection therewith, as expeditiously as possible. Upon the earliest of (i) the consummation of the acquisition of such Restricted Securities, (ii) the determination by Trian that it cannot acquire the Restricted Securities due to its inability to obtain the required regulatory approval and
               (iii) the expiration of a 35-day period beginning on the Signing Date (such earliest date, the "Payment Date"), Trian shall pay Sandell an interest amount with respect to the purchase price (or deemed purchase price had the sale been consummated) at the Federal funds rate plus 0.25% for the period beginning three business days after delivery of the Exercise Notice and ending on the Payment Date.

          (d) If Sandell shall not receive a timely Exercise Notice from Trian, or if Trian exercises its right under clause (a) above only with respect to a portion of the Subject Securities referred to in the Offer Notice, then, subject to clause (e) below, the Sandell Funds shall have the right to Transfer the Subject Securities as to which Trian has not exercised its right at such times and for such purchase price as Sandell, in its sole discretion, shall determine.

          (e) If, with respect to any Subject Securities not elected to be purchased by the Trian Funds pursuant to clause (a) above, Sandell shall fail to close the Transfer of such Subject Securities as permitted above within 30 days following receipt of an Exercise Notice or, if no Exercise Notice is delivered, 30 days following the expiration of the time period referred to in clause (a) above within which an Exercise Notice could have timely been delivered, then Sandell shall not be permitted to Transfer any of such Subject Securities without again first following the procedures set forth in this Section 7.


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          (f)  Sandell acknowledges, on behalf of itself and the Sandell Funds, that Trian may now or hereafter possess or have access to material non-public information concerning the Company that has not been communicated to Sandell and that may or may not be known by Sandell now or at the time of any transaction contemplated by this Section 7. Sandell represents that it has such knowledge, sophistication and experience in business and financial matters (including with respect to the trading in securities of public companies) so as to be capable of evaluating the merits and risks of the transactions contemplated by this Section 7, and that it understands the disadvantage to which it may be subject on account of the disparity of information as between it and Trian. Sandell acknowledges that none of Trian, the Trian Funds or any of their affiliates has made any representation or warranty concerning the Company or its condition (financial or otherwise), results of operations, business or prospects, and that it is not relying on any representation or warranty with respect to the Company or the transactions contemplated by this Section 7 except for those specifically set forth in this Section 7. In addition, Sandell acknowledges that Trian is and will be relying upon the truth of Sandell's representations, warranties and acknowledgments contained in this Section 7 in engaging in the transactions contemplated by this Section 7 and that Trian would not engage in such transactions or agree to the provisions set forth in this Section 7 in the absence of such representations, warranties and acknowledgments. Sandell, on behalf of itself, the Sandell Funds and their affiliates, hereby expressly releases Trian, the Trian Funds and their affiliates from any and all liabilities arising from, waives any and all claims it may have or hereafter acquire against Trian, the Trian Funds or any of their affiliates (including pursuant to Rule 10b-5 under the Securities Exchange Act of 1934, as amended) with respect to, and agrees not to bring any suit, action or proceeding against Trian, the Trian Funds or any of their affiliates in connection with, Trian, the Trian Funds or any of their affiliates' failure to disclose any such material non-public information to Sandell or the Sandell Funds and otherwise in respect of the transactions contemplated by this Section 7.

          (g) All notices described in this Section 7 or in Section 8 below must be delivered by facsimile and email, if to Trian, to both Chad Fauser (212-451-3256, CFAUSER@TRIANPARTNERS.COM) and the General Counsel of Trian (212-451-3134, SROSEN@TRIANPARTNERS.COM), with a copy to Greg Essner (212-451-3216, GESSNER@TRIANPARTNERS.COM), and if to Sandell, to Tom Sandell (212-603-5710, ETS@SANDELLMGMT.COM), with a copy to Robert Forman, Esq. (212-557-1275, FORMAN@SFA-LAW.COM).

          (h) All share numbers referenced in this Section 7 and Section 8 below shall be appropriately adjusted in the event of any split, reverse split, combination of shares, reclassification, recapitalization or similar event relating to the Company's common stock.


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          (i)  The provisions of this Section 7 shall no longer apply following such time as the Trian Funds shall have sold, since the date hereof, Securities representing at least 500,000 shares of the Company's common stock."

     (b) The following Section 8 is hereby added to the Agreement:

     "8. TAG-A-LONG RIGHTS.

          (a) In the event that Trian or Sandell (the "Selling Party") desires, in one or a series of related private transactions, to sell, transfer, assign or convey to a non-Affiliate Person ("Purchaser"), Securities held by the Trian Funds or the Sandell Funds, as applicable, representing at least 500,000 shares of the Company's common stock, pursuant to a bona fide offer from such Purchaser (the "Sale Offer"), the Selling Party shall give written notice (the "Tag-A-Long Notice") of such offer to the other party (the "Tagging Party") setting forth the Purchaser's name (provided the Selling Party is not restricted from doing so), the amount of Securities proposed to be sold by the Selling Party, the terms on which such Securities are to be sold (including price and form of consideration) and the time period within which a response from the Tagging Party is required with respect to such Sale Offer (which shall not be less than one business day from delivery of such notice, as determined by the Selling Party in its sole discretion).

          (b) The Tagging Party shall have the right to participate on a pro-rata basis in the contemplated Sale Offer upon written notice to the Selling Party within the time period prescribed in the Tag-A-Long Notice. The Tagging Party's pro rata allocation shall be based upon the amount of Securities held by the Tagging Party (including the Trian Funds or the Sandell Funds, as applicable) as a percentage of the aggregate number of Securities held by the Trian Funds and the Sandell Funds, in each case as of the date the Tag-A-Long Notice is delivered. The amount of Securities sold by the Selling Party pursuant to the Sale Offer shall be reduced by the amount of Securities, if any, elected to be sold by the Tagging Party pursuant to this Section 8.

          (c) In the event that, prior to consummating the Sale Offer, the Selling Party receives a new sale offer with terms and conditions more favorable to it than the Sale Offer (the "Updated Offer"), the Selling Party shall be required to again first follow the procedures set forth in this Section 8 with respect to the Updated Offer prior to consummating such sale."

     (c) The provisions of Section 5 of the Agreement are hereby deleted and replaced in their entirety with the following:

      "From and after December 1, 2006, Section 1 of this Agreement shall no longer be effective with respect to one-third of the Securities beneficially owned by the Sandell Funds as of the date hereof, which Sandell represents is 1,793,800 shares of common stock of the


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Company (the "One-Third Stake"). From and after the earlier of September 1, 2007 and the conclusion of the next annual meeting of the Company's shareholders (including any adjournments or postponements thereof) (such date, the "2007 Date"), Section 1 of this Agreement shall no longer be effective with respect to the other two-thirds of the Securities beneficially owned by the Sandell Funds as of the date hereof, which Sandell represents is 3,587,600 shares of common stock of the Company. In any event, this Agreement shall terminate upon the earlier of the Trian Funds or the Sandell Funds no longer beneficially owning any Securities; PROVIDED, HOWEVER, that the provisions set forth in Sections 3 and 4 hereof and the governing law provisions set forth in Section 6(a) hereof shall survive any termination of this Agreement."

2.  MISCELLANEOUS.

          (a) Except as described in Section 1 above or in the agreement executed and delivered on September 15, 2006 among Bear, Stearns & Co. Inc., Trian and Sandell, the terms and provisions of the Agreement shall remain in full force and effect.

          (b)  This Amendment may be executed in counterparts.


            IN WITNESS WHEREOF, the undersigned have entered into this Amendment as of the day and year first above written.


TRIAN FUND MANAGEMENT, L.P.                  SANDELL ASSET MANAGEMENT CORP.
By:  Trian Fund Management GP, LLC,
     its General Partner


By: /s/ Edward P. Garden              By: /s/ Thomas E. Sandell
   ------------------------------         ----------------------------------
     Name: Edward P. Garden               Name: Thomas E. Sandell
     Title:  Member                       Title: Chief Executive Officer